Exhibit 99.1

CITI TRENDS ANNOUNCES 2020 HOLIDAY SALES RESULTS AND UPDATES LONG-TERM STRATEGIC PLAN

Comparable sales increased 10.3% for the nine-week holiday period

Expects fourth quarter adjusted EPS between $1.22 to $1.32 compared to $0.88 in fiscal 2019*

Repurchased approximately 316,000 shares in the fourth quarter to-date

Investor presentation updated with information including a long-term strategic plan

SAVANNAH, GA (January 12, 2021) — Citi Trends, Inc. (NASDAQ: CTRN), the leading value retailer of apparel, accessories and home trends for way less spend primarily for African American and Latinx families in the United States, today announced results for its holiday selling period.

Total sales for the nine-week period ended January 2, 2021 increased 12.9% to $192.5 million compared with $170.5 million in the same period of 2019 and comparable store sales increased 10.3% versus 3.6% in the same period last year.

David Makuen, Chief Executive Officer, said, “We are thrilled with our holiday sales results that significantly exceeded our expectations. The 10.3% comparable store sales increase is reflective of our curated merchandising strategies and on-trend gift assortment with amazing values, which resonated with our customers during the holiday season. Notably, we continue to drive meaningful gross margin and operating margin expansion fueled by full-price selling and accelerated inventory turns. I would like to thank our incredible teams for their hard work and dedication as they continue to meet our customers’ needs, especially during the dynamic holiday season.”

Makuen continued, “Given our strong quarter-to-date results, we now expect positive comparable store sales in the low double-digit range for the fourth quarter. We enter 2021 in a strong position and are excited about the underlying momentum of our business. We are committed to the same merchandising and marketing strategies that have driven our recent success, and we believe we are well positioned to continue capitalizing on the demand for our brand and serving our loyal customer base.”

Guidance

Based on the quarter-to-date trends, the Company expects fourth quarter 2020 positive comparable store sales in the low double-digit range. For the full year 2020, the Company expects total sales to be only slightly below 2019 total sales, despite the fact that the Company’s stores were closed for approximately 16% of the total available store days in 2020 due primarily to the impact of COVID-19. The Company expects fourth quarter 2020 diluted earnings per share of $1.22 to $1.32 on an adjusted basis* compared to $0.88 in the fourth quarter of 2019. The Company expects full year 2020 diluted earnings per share of $1.85 to $1.95 on an adjusted basis* compared to $1.56 in 2019.

Capital Return Program Update

In the fourth quarter to-date, the Company has repurchased approximately 316,000 shares of its common stock at an aggregate cost of $11.9 million. As of January 12, 2021, $38.2 million remains available under the Company’s existing share repurchase authorization.

Long-Term Strategic Plan Update

The Company has revised its investor presentation to include updates on the execution of its strategic initiatives as well as other updates based on the Company’s ongoing review of its three-year strategic plan. Such presentation includes the following information, among other things:

•	Increasing top-line sales to more than $1 billion in fiscal 2023

•	Comparable store sales growth of ~3% per year

•	Growing the fleet with at least 100 new stores by the end of fiscal 2023

•	Remodeling at least 150 stores by the end of fiscal 2023

•	Investing in infrastructure improvements for merchandising, supply chain and stores

•	Operating income growth at a compound annual growth rate of 20%+ per year

•	Diluted earnings per share growth at a compound annual growth rate of 25%+ per year

The presentation is available online at www.cititrends.com, under the Investor Relations section. This presentation will be referenced by management at the ICR Conference as described below.

ICR Conference

As previously announced, the Company will be participating in the virtual ICR Conference to be held on January 11-14, 2021. The Company is scheduled to present on Tuesday, January 12, 2021, at 1:30 p.m. Eastern Time. A live audio webcast of the Company’s presentation, in addition to an updated investor presentation, will be available online at www.cititrends.com, under the Investor Relations section. Participants should log in approximately 10 minutes prior to the start of the presentation. A replay will also be available for 90 days following the event.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of fashion apparel, accessories and home trends for the entire family. The Company operates 585 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

*Non-GAAP Financial Measures

The historical non-GAAP financial measures discussed herein are reconciled to their corresponding GAAP measures at the end of this press release. The Company is unable to provide a full reconciliation of the forward-looking non-GAAP financial measures used in 2020 guidance without unreasonable effort because it is not possible to predict certain of its adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company’ control and its unavailability could have a significant impact on its financial results.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2020, as amended. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the impact of potential global health emergencies such as COVID-19 (coronavirus), including potential negative impacts on the global economy and foreign sourcing, the duration of the COVID-19 outbreak (including the resurgence of COVID-19 cases), actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the impacts of COVID-19 on the Company's financial condition, business operation and liquidity, including the re-closure of any of the Company’s retail stores and distribution centers, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Filandro
ICR, Inc.
(646) 277-1235

CITI TRENDS, INC.

RECONCILIATION OF GAAP BASIS OPERATING RESULTS TO
ADJUSTED NON-GAAP OPERATING RESULTS
(unaudited)
(in thousands, except per share data)

The Company makes reference in this release to adjusted earnings per diluted share for the thirteen and fifty-two weeks ended February 1, 2020. The Company believes that excluding proxy contest expenses, interim CEO related expenses and asset impairment expenses together with their related tax effects from its financial results reflects operating results that are more indicative of the Company's ongoing operating performance while improving comparability to prior and future periods, and as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. This information is not intended to be considered in isolation or as a substitute for earnings per diluted share prepared in accordance with generally accepted accounting principles (GAAP).

	Fifty-Two Weeks Ended February 1, 2020
	As Reported	Adjustment (1)	Adjustment (2)	Adjustment (3)	As Adjusted
	(unaudited)	(unaudited)			(unaudited)
Net sales	$781,925	$-	$-	$-	$781,925

Cost of sales (exclusive of depreciation shown separately below)	(484,740)	-	-	-	(484,740)
Selling, general and administrative expenses	(259,629)	571	1,042	-	(258,016)
Depreciation	(18,535)	-	-	-	(18,535)
Asset impairment	(472)	-	-	472	-
Income from operations	18,549	571	1,042	472	20,634
Interest income	1,577	-	-	-	1,577
Interest expense	(158)	-	-	-	(158)
Income before income taxes	19,968	571	1,042	472	22,053
Income tax expense	(3,465)	(99)	(181)	(82)	(3,827)
Net income	$16,503	$472	$861	$390	$18,226

Basic net income per common share	$1.41				$1.56
Diluted net income per common share	$1.41				$1.56

Weighted average number of shares outstanding
Basic	11,674				11,674
Diluted	11,699				11,699

(1) Interim CEO related expenses and related tax effects
(2) Proxy contest expenses and related tax effects
(3) Asset impairment expenses and related tax effects

	Thirteen Weeks Ended February 1, 2020
	As Reported	Adjustment (1)	As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Net sales	$211,013	$-	$211,013

Cost of sales (exclusive of depreciation shown separately below)	(127,311)	-	(127,311)
Selling, general and administrative expenses	(67,654)	571	(67,083)
Depreciation	(4,794)	-	(4,794)
Asset impairment	-	-	-
Income from operations	11,254	571	11,825
Interest income	363	-	363
Interest expense	(41)	-	(41)
Income before income taxes	11,576	571	12,147
Income tax expense	(2,154)	(106)	(2,260)
Net income	$9,422	$465	$9,887

Basic net income per common share	$0.84		$0.88
Diluted net income per common share	$0.84		$0.88

Weighted average number of shares outstanding
Basic	11,202		11,202
Diluted	11,271		11,271

(1) Interim CEO related expenses and related tax effects